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                                  EXHIBIT 99.1

AMERICAN ORIENTAL BIOENGINEERING, INC. ANNOUNCES ACQUISITION OF GUANGXI LINGFENG PHARMACEUTICAL COMPANY (GLP)

Tuesday April 18, 7:00 am ET

ACQUISITION EXPANDS PRODUCT LINE, DISTRIBUTION CHANNELS

ADDS COMPLIMENTARY PRODUCTS IN WOMEN'S HEALTH AREA

HONG KONG--(BUSINESS WIRE)--April 18, 2006--American Oriental Bioengineering, Inc. (AMEX:AOB - News), a company that produces and distributes a broad range of pharmaceutical and nutraceutical products throughout China, today announced the closing of the acquisition of Guangxi Lingfeng Pharmaceutical Company Limited
(GLP), a pharmaceutical company, organized under the laws of China, specializing in manufacturing and distribution of plant-based medicines in China. GLP, based in Hezhou City, Guangxi, China, was founded in 1975. Over the past 30 years, GLP has developed a valuable product portfolio aimed at pediatrics, gynecopathy and the treatment of digestive and respiratory system illnesses.

Pursuant to the agreement, AOB acquired 100% ownership of GLP for a total consideration equal to 2.5 times GLP's prior fiscal year revenue. Based on unaudited financial statements consistent with Chinese GAAP, GLP generated revenue of over $10 million USD with positive net income for the year ended December 31, 2005. The purchase price is approximately $25 million, which consists of approximately $20 million USD in cash (subject to adjustments based on completion of US GAAP audits on GLP financial statements) and 1,200,000 shares of restricted common stock of AOB. Subsequent to the closing today, audited financials of GLP will be filed with the Securities and Exchange Commission within the time frame as stipulated by SEC rules.

AOB expects that the acquisition of GLP will extend AOB's product line into the area of women's health and create synergies between GLP's Jinji Series of drugs aimed to treat gynecological inflammations, such as endometritis, annexitis, and AOB's Cease Enuresis product line for the treatment of bedwetting and nighttime urination, primarily targeted at pregnant and post-pregnant women.

GLP has a portfolio of 70 products and operates a distribution network based in Beijing, which extends across China, with a particularly strong presence in Southern China where AOB has yet to establish a significant distribution network. The production facilities of GLP maintain a Good Manufacturing Practices (GMP) certificate as awarded by the Chinese Government and can produce a broad spectrum of delivery specifications, such as capsules, troches, granules, pills, syrups and tinctures.

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Tony Liu, Chairman and Chief Executive Officer of AOB said, "GLP is an established and proven manufacturer of plant-based pharmaceuticals with a valuable brand, an extensive distribution network and the opportunity to capitalize on their under-utilized product portfolio. The Jinji Series of gynecological products will contribute to AOB's position in women's health products, which is a large and rapidly growing market in China."

Mr. Liu continued, "AOB expects to leverage GLP's proprietary product portfolio to improve the breadth of our product offerings. GLP also delivers strength in distribution in southern China where AOB has historically been under-represented. We are extremely excited about this acquisition and the financial and strategic value it represents. We believe, similar to the HSPL acquisition in 2004, GLP possesses both immediate value and tremendous upside potential for AOB and its shareholders."

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. (AOB) is engaged in the development and production of plant-based pharmaceutical products and plant-based nutraceutical products widely distributed throughout China. For more information, visit http://www.bioaobo.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

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